Exhibit (a)(1)(xiii)
For Immediate Release
Tuesday, July 6, 2010
Contact: Patrick M. Walsh
Ryan A. Hornaday
317-266-0100
Emmis Communications Commences Preferred Stock Exchange Offer
and Calls Special Shareholder Meeting
Indianapolis, IN (NASDAQ: EMMS) — July 6, 2010 — Emmis Communications Corporation (“Emmis”), an Indiana corporation, announced that it has commenced an offer to exchange (the “Exchange Offer”) any and all shares of Emmis’ outstanding 6.25% Series A Cumulative Convertible Preferred Stock (the “Existing Preferred Stock”) for 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”) at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference (excluding accrued and unpaid dividends) of Existing Preferred Stock. Emmis also announced a special shareholders’ meeting to be held on Tuesday, August 3, 2010, at 6:30 p.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204, for the purpose of voting on amendments (the “Proposed Amendments”) to the terms of the Existing Preferred Stock.
The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time on Tuesday, August 3, 2010, unless extended in accordance with its terms, and is subject to the conditions set forth in a Proxy Statement/Offer to Exchange dated July 6, 2010. Copies of the Proxy Statement/Offer to Exchange and the related letter of transmittal are being mailed to holders of Existing Preferred Stock and are available without charge at www.sec.gov or from BNY Mellon Shareowner Services in the manner described below under the heading “Important Information.”
In addition, Emmis has been informed that JS Acquisition, Inc., an Indiana corporation (“JS Acquisition”) owned by Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis, is extending until 5:00 p.m., New York City time, on Tuesday, August 3, 2010, its offer (the “JS Acquisition Tender Offer”) to purchase all of Emmis’ outstanding shares of Class A common stock for $2.40 per share in cash in order to coordinate the timing of the deadlines of the JS Acquisition Tender Offer and the Exchange Offer.
The completion of the Exchange Offer will be subject to certain conditions including, the approval of the Proposed Amendments and the minimum number of shares of Class A common stock, which as of June 16, 2010 would equal 32.8% of the outstanding shares of Class A common stock, having been validly tendered and not withdrawn in the JS Acquisition Tender Offer. Exchanging holders of Existing Preferred Stock will not be entitled to receive any dividends with respect to their exchanged shares, including unpaid dividends accumulated to date.
The Proposed Amendments will not become effective unless two thirds of the shares of Existing Preferred Stock are voted in favor of the Proposed Amendments and more shares of Emmis common stock are voted in favor of the Proposed Amendments than against. In addition, the Proposed Amendments will not become effective unless all conditions precedent to the completion of the Exchange Offer (other than the adoption and effectiveness of the Proposed Amendments) have been satisfied or waived.
The Exchange Offer is not being made to holders of shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Emmis
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, Emmis owns and operate seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of Emmis’ FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
In addition to Emmis’ domestic radio properties, Emmis operates an international radio business and publishes several city and regional magazines. Internationally, Emmis owns and operates national radio networks in Slovakia and Bulgaria. Emmis’ publishing operations consists of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Emmis also engages in various businesses ancillary to Emmis’ broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.
Emmis’ news releases and other information are available on the company’s website at www.emmis.com.
IMPORTANT INFORMATION
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR EXCHANGE OR THE SOLICITATION OF AN OFFER TO SELL OR EXCHANGE CLASS A COMMON STOCK, PREFERRED STOCK, STOCK OPTIONS, RESTRICTED STOCK, DEBT OR OTHER SECURITIES OF EMMIS.

JS ACQUISITION HAS COMMENCED AN OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK OF EMMIS (THE “TENDER OFFER”) PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, DATED JUNE 2, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “TENDER OFFER DOCUMENTS”) THAT WAS FILED UNDER COVER OF A COMBINED SCHEDULE TO/13E-3 TRANSACTION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE TENDER OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS. THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE TENDER OFFER DOCUMENTS.
IN CONNECTION WITH THE TENDER OFFER, EMMIS HAS COMMENCED AN OFFER TO ISSUE NEW 12% PIK SENIOR SUBORDINATED NOTES DUE 2017 IN EXCHANGE FOR EMMIS’ 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE “EXCHANGE OFFER”). ALSO, IN CONNECTION WITH THE EXCHANGE OFFER AND THE TENDER OFFER, EMMIS IS SOLICITING PROXIES (THE “PROXY SOLICITATION”) FROM ITS COMMON AND PREFERRED SHAREHOLDERS TO VOTE IN FAVOR OF CERTAIN PROPOSED AMENDMENTS TO EMMIS’ ARTICLES OF INCORPORATION. THE EXCHANGE OFFER AND PROXY SOLICITATION HAVE BOTH COMMENCED PURSUANT TO A DEFINITIVE OFFER TO EXCHANGE, DEFINITIVE PROXY STATEMENT AND THEIR RESPECTIVE LETTERS OF TRANSMITTAL AND OTHER RELATED MATERIALS, DATED JULY 6, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “EXCHANGE OFFER DOCUMENTS”, AND COLLECTIVELY WITH THE TENDER OFFER DOCUMENTS, THE “DISCLOSURE DOCUMENTS”) THAT WERE FILED UNDER COVER OF A COMBINED SCHEDULE TO/ SCHEDULE 13E-3 TRANSACTION STATEMENT WITH THE SEC. THE EXCHANGE OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS, AND THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE EXCHANGE OFFER DOCUMENTS.
SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE DISCLOSURE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THE EXCHANGE OFFER AND THE PROXY SOLICITATION (THE “TRANSACTIONS”). INVESTORS MAY OBTAIN FREE COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO BNY SHAREOWNER SERVICES, THE INFORMATION AGENT FOR THE TRANSACTIONS, AT 1-866-301-0524. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TRANSACTIONS.
EMMIS AND ITS DIRECTORS AND OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES. INFORMATION REGARDING EMMIS’ DIRECTORS AND EXECUTIVE OFFICERS IS DETAILED IN ITS PROXY STATEMENTS AND ANNUAL

REPORTS ON FORM 10-K. SUCH INFORMATION IS ALSO CONTAINED IN THE EXCHANGE OFFER DOCUMENTS.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Emmis’ beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Although Emmis believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Emmis’ actual results could differ materially from those described in the forward-looking statements.
Emmis’ ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010, as well as, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the inability to complete the proposed transactions described above due to the failure to satisfy the conditions required to complete the proposed transactions, (2) the outcome of any legal proceedings that have been and may be instituted against Emmis and others following announcement of the proposed transactions, (3) the ability to recognize the benefits of the proposed transactions, (4) the amount of the costs, fees, expenses and charges related to the proposed transactions, (5) general industry conditions such as the competitive environment, (6) regulatory matters and risks, (7) legislative developments, (8) changes in tax and other laws and the effect of changes in general economic conditions, (9) the risk that a condition to closing of the proposed transactions may not be satisfied, and (10) other risks to consummation of the proposed transactions, including the risk that the proposed transactions will not be consummated within the expected time period.
Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emmis’ ability to control or predict. Emmis undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Additional information regarding these risk factors and uncertainties is detailed from time to time in Emmis’ filings with the SEC, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010. These filings are also available for viewing on Emmis’ website. To access this information on Emmis’ website, please visit www.emmis.com and click on “Investors”, “SEC Filings”.

4